Exhibit 99.1

June 4, 2009

Dear Investor:

The Board of Directors of KBS Real Estate Investment Trust has declared distributions for July and August at a level below the 7% annualized rate that has been maintained for more than thirty-five months. As we navigate our way through these challenging and turbulent economic times, we wanted to inform you about what is occurring in the real estate marketplace and specifically within the KBS REIT investment portfolio, and the efforts we are taking to address the resulting pressures on performance. As you are aware, KBS REIT has a real estate portfolio containing 88 assets composed of approximately 21.2 million rentable square feet of commercial buildings and multiple real estate debt investments. We are proud to say that as of May 31, 2009, the occupancy rate of the real estate properties we own is approximately 91.5%, meaning that the properties we own are substantially outperforming the majority of commercial real estate markets throughout the United States.

Our success with our portfolio has allowed us to maintain an annualized 7% distribution rate since our initial distribution declaration in July 2006. However, as early as August 2007, we began to observe some deterioration in certain market fundamentals in various submarkets throughout the United States. Despite these deteriorating conditions, we were able to manage the portfolio through those challenging periods and maintain the 7% annualized distribution rate. Initially, these challenges were primarily caused by the unwillingness of our existing tenants to extend their leases for other than short periods of time. Unfortunately, these challenges, for us and for the market as a whole, have now expanded to include negative net absorption of leased space, increased vacancies, declining market rent, and a decline in the financial strength of tenants.

Additionally, during the past 12 months, our portfolio has experienced increasing pressure from declines in cash flow from a number of our investments. There have been several significant factors responsible for the changes in cash flow. Increases in rental concessions given to retain tenants and maintain our above-market occupancy level, which is so important to the continued success of our portfolio, has resulted in lower current cash flow. Projected future declines in rental rates, slower or potentially negative net absorption of leased space and expectations of future rental concessions, including three or more months of free rent to retain tenants who are up for renewal or to sign new tenants, are expected to result in additional decreases in cash flow. The decline in LIBOR, which is used to calculate the interest due to us on certain of our debt investments, directly reduces the interest income we earn on those investments. LIBOR has fallen from approximately 5% 2 1/2 years ago to around a 0.5% level today. In addition, financial difficulties of borrowers under loans we own, lower rental and occupancy rates at the properties securing loans, the expiration of interest rate floor agreements related to certain debt investments and slower sales and lower prices for condo units securing certain loans have caused cash flows to decline and/or may result in additional declines.

It is critical to the success of KBS REIT that we always have an up-to-date long-term plan based on business plans for the individual assets. We are also committed to managing the financing and cash flow of KBS REIT in order to provide sufficient liquidity to cover the leasing costs and capital improvements needed to maximize the performance of our assets and to reduce the likelihood of a liquidity squeeze from existing and maturing debt. Accordingly, we have recently updated the business plans for our assets and revised our cash-flow projections through December 2010. Based on these plans and projections, we currently expect a decline in cash flow, and on June 4, 2009, our board of directors declared distributions based on daily records dates for July and August at an annualized distribution rate of 5.25%.

We want to emphasize our continuing commitment to manage and operate our portfolio to maximize the return to our investors. We will execute the business plans for each of our investments in a manner that will maximize performance and give us the best opportunity to achieve or exceed the performance projected for each of these assets at the time of acquisition. Our Asset Managers have done an extraordinary job keeping the occupancy of our buildings above 90% during some of the most challenging economic times that any of us have faced. This high occupancy level will be very beneficial for the assets in the future and should contribute to achieving a premium in the sale price when we sell these properties.

Thank you for the confidence and trust you have placed in KBS Real Estate Investment Trust and KBS Capital Advisors.

Very truly yours,

Charles J. Schreiber, Jr.

Chairman of the Board,

Chief Executive Officer and Director